HomeStreet, Inc. Reports Third Quarter 2016 Results
Net Income of $27.7 Million, or $1.11 per Diluted Share
Core Net Income 1 of $28.0 Million, or $1.12 per Diluted Share
SEATTLE – October 24, 2016 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $27.7 million, or $1.11 per diluted share, for the third quarter of 2016, compared with net income of $21.7 million, or $0.87 per diluted share, for the second quarter of 2016 and $10.0 million, or $0.45 per diluted share, for the third quarter of 2015. Core net income1 for the quarter was $28.0 million, or $1.12 per diluted share, compared with core net income1 of $22.4 million, or $0.90 per diluted share, for the second quarter of 2016 and $9.4 million, or $0.42 per diluted share, for the third quarter of 2015.

Key highlights:

▪	Record quarterly net income of $27.7 million

▪	Total assets of $6.23 billion grew $285.4 million, or 4.8%, from $5.94 billion at June 30, 2016

▪	Completed the purchase of two retail deposit branches and related loans and deposits in Lake Oswego, Oregon

▪	Opened three home-loan centers and one retail deposit branch during the quarter
Consolidated results:

▪	Annualized return on average shareholders' equity was 18.83% in the third quarter of 2016 compared with 15.87% in the second quarter of 2016 and 8.65% in the third quarter of 2015

▪
Annualized return on average tangible shareholders' equity[1], excluding acquisition-related items, net of tax, was 20.04% in the third quarter of 2016 compared with 17.27% in the second quarter of 2016 and 8.59% in the third quarter of 2015

▪	Net interest income was $46.8 million in the third quarter of 2016 compared with $44.5 million in the second quarter of 2016 and $39.6 million in the third quarter of 2015

▪	Noninterest income was $111.7 million in the third quarter of 2016 compared with $102.5 million in the second quarter of 2016 and $67.5 million in the third quarter of 2015

▪
Average interest-earning assets of $5.69 billion increased $506.9 million, or 9.8%, from $5.19 billion in the second quarter of 2016 and increased $1.3 billion, or 29.5%, from $4.39 billion in the third quarter of 2015

(1) For notes on non-GAAP financial measures, see pages 10 and 31.

Segment results:

◦	Commercial and Consumer Banking

▪	Segment net income of $10.1 million for the current quarter compared with $7.1 million for the second quarter of 2016 and $6.8 million for the third quarter of 2015

▪	Core net income for the segment of $10.5 million for the current quarter compared with $7.7 million for the second quarter of 2016 and $6.3 million for the third quarter of 2015

▪	Loans held for investment, net, of $3.76 billion increased $65.2 million, or 1.8%, from June 30, 2016

▪	Deposits of $4.50 billion increased $265.4 million, or 6.3%, from June 30, 2016

▪	Nonperforming assets were $32.4 million, or 0.52% of total assets at September 30, 2016, compared to $26.4 million, or 0.45% of total assets at June 30, 2016

▪	Past due loans excluding U.S. government credit support were $28.4 million, or 0.77% of total such loans at September 30, 2016, compared to $16.3 million, or 0.45% of total such loans at June 30, 2016
◦Mortgage Banking

▪	Segment net income was $17.6 million for the third quarter of 2016 compared with net income of $14.7 million for the second quarter of 2016 and net income of $3.2 million for the third quarter of 2015

▪
Mortgage Banking segment gain on mortgage loan origination and sale activities was $88.9 million in the third quarter of 2016 compared with $81.0 million in the second quarter of 2016 and $56.0 million in the third quarter of 2015

▪	Single family mortgage interest rate lock commitments were $2.69 billion, up 13.9% from $2.36 billion in the second quarter of 2016 and up 48.9% from $1.81 billion in the third quarter of 2015

▪	Single family mortgage closed loan volume was $2.65 billion, up 17.1% from $2.26 billion in the second quarter of 2016 and up 36.9% from $1.93 billion in the third quarter of 2015

▪
The portfolio of single family loans serviced for others increased to $18.20 billion at September 30, 2016, up 6.6% from $17.07 billion at June 30, 2016 and up 27.5% from $14.27 billion at September 30, 2015

•
For the third quarter of 2016, HomeStreet was the number one originator by volume of purchase mortgages in the Puget Sound region, based on the combined originations of HomeStreet and loans originated through an affiliated business arrangement known as WMS Series LLC

(1) For notes on non-GAAP financial measures, see pages 10 and 31.

“We are proud of our record results for the third quarter,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “We achieved record net income and total assets for the quarter with strong contributions from both of our segments. The Commercial and Consumer Banking segment reported net income, excluding acquisition related items net of tax, of $10.5 million, a record since we began reporting the segment separately in June, 2013. The segment’s core efficiency ratio was 64.5% for the quarter reflecting our ongoing progress in leveraging our investments in new branches, personnel, and acquisitions. Additionally, the Mortgage Banking segment, aided by continued low interest rates during the quarter, also reported record interest rate lock commitments, closed loan volume, and gain-on-sale volume.”

“Our net income, excluding acquisition-related items, net of tax, was $28.0 million, representing an annualized core return on average assets of 1.8% and core return on tangible equity of 20.0%. Total assets grew $285.4 million, or 4.8%, to $6.2 billion during the quarter. Non-performing assets, while increasing to 0.52% of total assets from 0.45% in the prior quarter, continued to remain low as all of our markets continue to show strength.”

“We also continued to achieve success with both our organic and strategic growth strategies. We closed the acquisition of two branches and all associated loans and deposits from The Bank of Oswego in Lake Oswego, Oregon. The Portland, Oregon market is strong and the team there is already making positive contributions to our growth. Additionally, we opened two home-loan centers in Arizona during the quarter as well as one home-loan center and one retail deposit branch in California.”

Consolidated Results of Operations
Net Interest Income
Net interest income in the third quarter of 2016 was $46.8 million, up $2.3 million, or 5.2%, from the second quarter of 2016 and up $7.2 million, or 18.1%, from the third quarter of 2015 primarily as a result of growth in average interest-earning assets, partially offset by a reduction in net interest margin, on a tax equivalent basis, to 3.34% compared with 3.48% in the second quarter of 2016 and 3.67% in the third quarter of 2015. The decrease in our net interest margin from the second quarter of 2016 was due to asset mix shifts reflecting growth in lower yielding investment securities and loans held for sale and to higher cost of funds, primarily from the first full quarter's interest expense related to our long-term debt issuance. The increase in investment securities balances and cost of long term debt were both related to our May 2016 issuance of $65 million in 6.5% senior notes.
Total average interest-earning assets in the third quarter of 2016 increased $506.9 million, or 9.8%, from the second quarter of 2016 primarily due to a 2.5% increase in average balances of loans held for investment and a 28.1% increase in average balances of investment securities resulting from the near-term investment of the net proceeds from our May 2016 senior notes offering in securities until such time as the capital can be redeployed to support future loan growth. Total average interest-earning assets increased 29.5% from the third quarter of 2015 due to overall growth in the Company, both organically and through acquisition activities.
Noninterest Income
Noninterest income in the third quarter of 2016 was $111.7 million, up $9.3 million, or 9.0%, from $102.5 million in the second quarter of 2016 and up $44.3 million, or 65.6%, from $67.5 million in the third quarter of 2015. Noninterest income, excluding acquisition-related items, in the third quarter of 2016 was $111.7 million, up $9.3 million, or 9.0%, from $102.5 million in the second quarter of 2016 and up $45.1 million, or 67.6%, from $66.7 million in the third quarter of 2015. The increase in noninterest income compared to the prior quarter was primarily due to a $7.0 million increase in net gain on mortgage origination and sale activities resulting from a 13.9% increase in single family rate lock volume and a $1.4 million increase in mortgage servicing income. The increase in noninterest income compared to the third quarter of 2015 was primarily due to a $34.7 million increase in net gain on mortgage origination and sale activities resulting from a 48.9% increase in single family rate lock volume and a $9.8 million increase in mortgage servicing income.
Noninterest Expense
Noninterest expense for the third quarter of 2016 was $114.4 million compared with $111.0 million for the second quarter of 2016 and $92.0 million for the third quarter of 2015. Included in noninterest expense for these periods were acquisition-related expenses of $512 thousand for the third quarter of 2016, $1.0 million for the second quarter of 2016 and $437 thousand for the third quarter of 2015. Excluding acquisition-related expenses, noninterest expense for the third quarter of 2016 was $113.9 million compared with $110.0 million for the second quarter of 2016 and $91.6 million for the third quarter of 2015. The increases in noninterest expense, excluding acquisition-related items, of $3.9 million, or 3.5%, from the second quarter of 2016 and $22.3 million, or 24.3%, from the third quarter of 2015 were primarily due to increased commissions on higher closed loan volume, as well as salary and related costs and other expenses related to growth of the Company, both organically and through acquisition activities.
As of September 30, 2016, we had 2,431 full-time equivalent employees, a 4.1% increase from 2,335 employees as of June 30, 2016, and a 15.8% increase from 2,100 employees as of September 30, 2015. During the twelve-month period ended September 30, 2016, we added six home loan centers, four commercial lending centers and eight retail deposit branches to bring our total home loan centers to 70, commercial loan centers to 10 and our total retail deposit branches to 51. We also relocated our insurance group in Spokane to a stand-alone office during the third quarter,

Income Taxes
For the third quarter of 2016, income tax expense was $15.2 million with an effective tax rate of 35.4% (inclusive of discrete items) compared with an income tax expense of $13.1 million for the second quarter of 2016 and $4.4 million for the third quarter of 2015.
For the first nine months of 2016, income tax expense was $31.5 million with an effective tax rate of 36.1% (inclusive of discrete items) compared to an income tax expense of $13.7 million for the first nine months of 2015.
Our effective income tax rate for the third quarter of 2016 differs from the Federal statutory tax rate of 35% primarily due to the impact of state income taxes, tax-exempt interest income and low-income housing tax credit investments.
Business Segments
Commercial and Consumer Banking Segment
Segment net income was $10.1 million in the third quarter of 2016 compared with net income of $7.1 million in the second quarter of 2016 and net income of $6.8 million in the third quarter of 2015. Excluding acquisition-related items, net of tax, in all periods, net income was $10.5 million in the third quarter of 2016, compared with net income of $7.7 million in the second quarter of 2016 and net income of $6.3 million in the third quarter of 2015.
The $2.7 million increase in segment net income, excluding acquisition-related items, net of tax, in the quarter compared to the second quarter of 2016 was due to a $1.6 million increase in noninterest income primarily related to higher prepayment fees and a $946 thousand increase in net interest income resulting from higher average balances of interest-earning assets. Additionally, the increase in net income included a $1.4 million decrease in noninterest expense primarily due to lower incentive compensation.
The $4.2 million increase in segment net income, excluding acquisition-related items, net of tax, in the quarter compared to the third quarter of 2015 was primarily due to a $7.8 million increase in net interest income resulting from higher average balances of interest-earning assets, partially offset by a $4.0 million increase in noninterest expense. These increases were the combined result of acquisition activities and organic growth.
We recorded a $1.3 million provision for credit losses in the third quarter of 2016 compared with a provision of $1.1 million in the second quarter of 2016 and $700 thousand in the third quarter of 2015. The increase was due to the overall growth in our loans held for investment.
Loans Held for Investment
Loans held for investment, net, were $3.76 billion at September 30, 2016, an increase of $65.2 million, or 1.8%, from June 30, 2016 and an increase of $751.2 million, or 24.9%, from September 30, 2015. Included in the increase from September 30, 2015 are $125.8 million of loans acquired from the Orange County Business Bank acquisition and included in the increase from both June 30, 2016 and September 30, 2015 are $40.3 million of loans acquired from the acquisition of two branches from The Bank of Oswego. New loan commitments in the third quarter of 2016 totaled $601.0 million and originations totaled $349.9 million. During the quarter, new commitments included $131.3 million of consumer loans, $147.1 million of commercial real estate and multifamily permanent loans, $26.0 million of commercial business loans and $296.6 million of construction loans, including $173.3 million in residential construction, $54.6 million in single family custom construction and $68.7 million in multifamily construction.

Asset Quality
Nonaccrual loans increased $10.2 million at September 30, 2016 compared to June 30, 2016. Total non-performing assets increased $5.9 million at September 30, 2016 compared to June 30, 2016 primarily due to an increase in single family residential non-performing assets. Delinquent loans of $71.7 million, or 1.89% of total loans at September 30, 2016, increased from $59.3 million, or 1.59% of total loans at June 30, 2016. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $28.4 million, or 0.77% of total such loans at September 30, 2016, compared to $16.3 million, or 0.45% of total such loans at June 30, 2016.
The allowance for loan losses was $34.0 million at September 30, 2016 compared with $32.7 million at June 30, 2016 and $26.9 million at September 30, 2015. The allowance for loan losses as a percentage of loans held for investment was 0.89%, 0.88% and 0.89% at September 30, 2016, June 30, 2016 and September 30, 2015, respectively. Excluding acquired loans, which were recorded at a net discount at the time of acquisition, the allowance for loan losses as a percentage of total loans was 1.05% at September 30, 2016, compared with 1.03% at June 30, 2016 and 1.11% at September 30, 2015. Net charge-offs in the third quarter of 2016 totaled $18 thousand, compared with net recoveries of $478 thousand in the second quarter of 2016 and net recoveries of $739 thousand in the third quarter of 2015.
Deposits
Deposit balances were $4.50 billion at September 30, 2016 compared with $4.24 billion at June 30, 2016 and $3.31 billion at September 30, 2015. The increase from September 30, 2015 includes $126.5 million in deposits from the Orange County Business Bank acquisition and the increase from both June 30, 2016 and September 30, 2015 includes $48.1 million in deposits from the acquisition of two branches from The Bank of Oswego. Transaction and savings deposits increased $128.1 million, or 4.8%, from June 30, 2016, while certificates of deposit decreased $42.0 million, or 3.7%, during the same period.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $32.2 million for the third quarter of 2016 compared with $34.1 million for the second quarter of 2016 and $28.1 million for the third quarter of 2015. Included in noninterest expense for these periods were acquisition-related expenses of $512 thousand, $1.0 million and $437 thousand, respectively. Excluding the acquisition-related expenses compared to the second quarter of 2016, noninterest expense decreased primarily due to lower incentive compensation. Excluding the acquisition-related expenses compared to the third quarter of 2015, noninterest expense increased primarily due to the continued growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network. In March 2015 we launched a new division of HomeStreet Bank, HomeStreet Commercial Capital (a commercial real estate lending group based in Orange County, California serving customers in the western U.S.) and added a team specializing in U.S. Small Business Administration ("SBA") lending also located in Orange County, California. During 2015 and the first nine months of 2016, we also opened seven commercial lending centers, added eleven retail deposit branches through mergers and branch acquisitions, eight in California, two in Oregon and one in Eastern Washington, and opened seven de novo retail deposit branches in the Seattle area, California and Hawaii.
Mortgage Banking Segment
Segment net income was $17.6 million in the third quarter of 2016, compared with $14.7 million in the second quarter of 2016 and $3.2 million in the third quarter of 2015. The $2.9 million and $14.4 million increases in net income from the second quarter of 2016 and the third quarter of 2015, respectively, were due to higher gain on single family mortgage loan origination and sale activities resulting from higher interest rate lock commitments and higher mortgage servicing income, partially offset by higher noninterest expense resulting from higher closed loan volume and the continued growth and expansion of our mortgage banking segment. Additionally, the increase from the prior year was due to increased costs resulting from new regulatory disclosure requirements for mortgage originations.
Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments, net of estimated fallout, totaled $2.69 billion in the third quarter of 2016, an increase of $327.9 million, or 13.9%, from $2.36 billion in the second quarter of 2016 and an increase of $882.9 million, or 48.9%, from $1.81 billion in the third quarter of 2015. These increases reflect the result of the low mortgage interest rate environment in the period and the impact of our expansion of mortgage production staff in existing and new markets.
Single family closed loan volume designated for sale was $2.65 billion in the third quarter of 2016, up $386.3 million, or 17.1%, from $2.26 billion in the second quarter of 2016 and up $713.8 million, or 36.9%, from $1.93 billion in the third quarter of 2015. At September 30, 2016, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $2.02 billion, compared with $1.72 billion at June 30, 2016 and $1.45 billion at September 30, 2015.
Gain on single family mortgage loan origination and sale activities in the third quarter of 2016 was $88.9 million compared with $81.0 million in the second quarter of 2016 and $56.0 million in the third quarter of 2015.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the third quarter of 2016 was 334 basis points, compared with 347 basis points in the second quarter of 2016 and 311 basis points in the third quarter of 2015.
Mortgage Servicing
Single family mortgage servicing income in the third quarter of 2016 was $11.8 million, comprised of $3.7 million of net servicing income and $8.1 million of risk management results. Mortgage servicing income decreased $179 thousand, or 1.5%, from $12.0 million in the second quarter of 2016 and increased $7.7 million, or 187.5%, from $4.1 million in the third quarter of 2015. The decrease from the second quarter of 2016 was primarily due to higher MSR value decay. The increase from the third quarter of 2015 was due to improved risk management results and higher servicing fee income.
Single family mortgage servicing fees collected in the third quarter of 2016 increased $1.1 million, or 9.5%, from the second quarter of 2016 and increased $2.7 million, or 26.9%, from the third quarter of 2015. The increases were primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $18.20 billion at September 30, 2016 compared with $17.07 billion at June 30, 2016 and $14.27 billion at September 30, 2015.
Noninterest Expense
Mortgage Banking segment noninterest expense of $82.2 million increased $5.3 million, or 6.9%, from the second quarter of 2016 and increased $18.3 million, or 28.7%, from the third quarter of 2015, primarily due to increased commissions, salary and related costs on higher closed loan volume, and the continued expansion of offices in new markets. Additionally, the increase from the prior year includes increased costs resulting from new regulatory disclosure requirements for the mortgage industry.
Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, October 25, 2016 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Melba A. Bartels, Senior Executive Vice President and CFO, will discuss third quarter 2016 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10093080 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10093080.

The information to be discussed in the conference call will be available on the company's web site after the market closes on Monday, October 24, 2016.
About HomeStreet
Now in its 96th year HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, complete our announced acquisition of two branches in Southern California, which remains subject to certain closing conditions, integrate our recent and pending acquisitions, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with applicable laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. The pending acquisition of two branches in Southern California, if closed, may require significant management attention, and, along with other recent transactions, including our merger with Orange County Business Bank in the first quarter of 2016 and the acquisition of the branches and certain related assets and liabilities of The Bank of Oswego in the third quarter of 2016, may fall short of anticipated size, value and financial and operational results. We may not realize the benefits expected from our pending and recently completed bank and branch acquisitions in the anticipated time frame (or at all), and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2015 has been derived from our audited financial statements for the year then ended as included in our 2015 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2015, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2016 net income to the corresponding periods of fiscal 2015. We believe this information is useful to investors who are seeking to exclude the after-tax impact of acquisition-related expenses and a bargain purchase gain, both of which we recorded in connection with our mergers with Simplicity Bancorp on March 1, 2015 and OCBB on February 1, 2016 and with our acquisition of one retail deposit branch in Dayton, Washington on December 11, 2015 and two retail deposit branches in Lake Oswego, Oregon on August 12, 2016. We also have presented adjusted expenses, which eliminate costs incurred in connection with these acquisitions. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios, return on average tangible shareholders’ equity and tangible book value per share of common stock which are non-GAAP financial measures. Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain acquisition-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015

Income statement data (for the period ended):
Net interest income	$46,802	$44,482	$40,691	$39,740	$39,634	$131,975	$108,598
Provision for credit losses	1,250	1,100	1,400	1,900	700	3,750	4,200
Noninterest income	111,745	102,476	71,708	65,409	67,468	285,929	215,828
Noninterest expense	114,399	111,031	101,353	92,725	92,026	326,783	273,843
Acquisition-related expenses (included in noninterest expense)	512	1,025	5,198	754	437	6,735	15,810
Income before taxes	42,898	34,827	9,646	10,524	14,376	87,371	46,383
Income tax expense	15,197	13,078	3,239	1,846	4,415	31,514	13,742
Net income	$27,701	$21,749	$6,407	$8,678	$9,961	$55,857	$32,641
Basic earnings per common share	$1.12	$0.88	$0.27	$0.39	$0.45	$2.29	$1.60
Diluted earnings per common share	$1.11	$0.87	$0.27	$0.39	$0.45	$2.27	$1.58
Common shares outstanding	24,833,008	24,821,349	24,550,219	22,076,534	22,061,702	24,833,008	22,061,702
Weighted average number of shares outstanding:
Basic	24,811,169	24,708,375	23,676,506	22,050,022	22,035,317	24,398,683	20,407,386
Diluted	25,009,459	24,911,919	23,877,376	22,297,183	22,291,810	24,599,585	20,646,540
Shareholders' equity per share	$23.60	$22.55	$21.55	$21.08	$20.87	$23.60	$20.87
Tangible book value per share (1)	$22.45	$21.38	$20.37	$20.16	$19.95	$22.45	$19.95

Financial position (at period end):
Cash and cash equivalents	$55,998	$45,229	$46,356	$32,684	$37,303	$55,998	$37,303
Investment securities	991,325	928,364	687,081	572,164	602,018	991,325	602,018
Loans held for sale	893,513	772,780	696,692	650,163	882,319	893,513	882,319
Loans held for investment, net	3,764,178	3,698,959	3,523,551	3,192,720	3,012,943	3,764,178	3,012,943
Mortgage servicing rights	167,501	147,266	148,851	171,255	146,080	167,501	146,080
Other real estate owned	6,440	10,698	7,273	7,531	8,273	6,440	8,273
Total assets	6,226,601	5,941,178	5,417,252	4,894,495	4,975,653	6,226,601	4,975,653
Deposits	4,504,560	4,239,155	3,823,027	3,231,953	3,307,693	4,504,560	3,307,693
FHLB advances	858,923	878,987	883,574	1,018,159	1,025,745	858,923	1,025,745
Shareholders’ equity	$586,028	$559,603	$529,132	$465,275	$460,458	$586,028	$460,458

Financial position (averages):
Investment securities	$981,223	$766,248	$625,695	$584,519	$539,330	$791,749	$503,280
Loans held for investment	3,770,133	3,677,361	3,399,479	3,120,644	2,975,624	3,616,222	2,738,085
Total interest-earning assets	5,692,999	5,186,131	4,629,507	4,452,326	4,394,557	5,171,456	4,048,237
Total interest-bearing deposits	3,343,339	3,072,314	2,734,975	2,587,125	2,573,512	3,051,279	2,470,022
Federal Home Loan Bank advances	988,358	946,488	896,726	987,803	887,711	944,020	730,519
Federal funds purchased and securities sold under agreements to repurchase	2,242	—	—	100	—	753	15,204
Total interest-bearing liabilities	4,459,213	4,110,208	3,693,558	3,636,885	3,523,080	4,089,016	3,277,602
Shareholders’ equity	$588,335	$548,080	$510,883	$470,635	$460,489	$549,242	$429,071
Other data:
Full-time equivalent employees (ending)	2,431	2,335	2,264	2,139	2,100	2,431	2,100

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015

Financial performance:
Return on average shareholders’ equity(2)	18.83%	15.87%	5.02%	7.38%	8.65%	13.56%	10.14%
Return on average shareholders’ equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain(1)(2)	19.07%	16.36%	7.66%	7.47%	8.21%	14.62%	11.05%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain (1)	20.04%	17.27%	8.08%	7.80%	8.59%	15.41%	11.57%
Return on average assets	1.79%	1.54%	0.51%	0.71%	0.83%	1.33%	0.98%
Return on average assets, excluding acquisition-related expenses (net of tax) and bargain purchase gain(1)	1.81%	1.59%	0.78%	0.72%	0.78%	1.43%	1.07%
Net interest margin (3)	3.34%	3.48%	3.55%	3.61%	3.67%	3.46%	3.63%
Efficiency ratio (4)	72.15%	75.55%	90.17%	88.18%	85.92%	78.20%	84.41%
Core efficiency ratio (1)(5)	71.83%	74.86%	85.55%	87.79%	86.16%	76.58%	81.38%
Asset quality:
Allowance for credit losses	$35,233	$34,001	$32,423	$30,659	$27,887	$35,233	$27,887
Allowance for loan losses/total loans(6)	0.89%	0.88%	0.88%	0.91%	0.89%	0.89%	0.89%
Allowance for loan losses/nonaccrual loans	131.07%	207.41%	195.51%	170.54%	138.27%	131.07%	138.27%
Total nonaccrual loans(7)(8)	$25,921	$15,745	$16,012	$17,168	$19,470	$25,921	$19,470
Nonaccrual loans/total loans	0.68%	0.42%	0.45%	0.53%	0.64%	0.68%	0.64%
Other real estate owned	$6,440	$10,698	$7,273	$7,531	$8,273	$6,440	$8,273
Total nonperforming assets(8)	$32,361	$26,443	$23,285	$24,699	$27,743	$32,361	$27,743
Nonperforming assets/total assets	0.52%	0.45%	0.43%	0.50%	0.56%	0.52%	0.56%
Net charge-offs (recoveries)	$18	$(478)	$(364)	$(872)	$(739)	$(824)	$(1,163)

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2016		June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Sept. 30, 2016		Sept. 30, 2015

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.91%	(9)	10.28%	10.17%	9.46%	9.69%	9.91%	(9)	9.69%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.61%	(9)	13.52%	13.09%	13.04%	13.35%	13.61%	(9)	13.35%
Tier 1 risk-based capital (to risk-weighted assets)	13.61%	(9)	13.52%	13.09%	13.04%	13.35%	13.61%	(9)	13.35%
Total risk-based capital (to risk-weighted assets)	14.41%	(9)	14.33%	13.93%	13.92%	14.15%	14.41%	(9)	14.15%
Risk-weighted assets	$4,442,518		$4,218,707	$3,846,203	$3,490,539	$3,454,777	$4,442,518		$3,454,777
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.52%	(9)	9.88%	10.50%	9.95%	10.00%	9.52%	(9)	10.00%
Tier 1 common equity risk-based capital (to risk-weighted assets)	10.37%	(9)	10.31%	10.60%	10.52%	10.65%	10.37%	(9)	10.65%
Tier 1 risk-based capital (to risk-weighted assets)	11.55%	(9)	11.51%	11.89%	11.94%	12.09%	11.55%	(9)	12.09%
Total risk-based capital (to risk-weighted assets)	12.25%	(9)	12.22%	12.63%	12.70%	12.79%	12.25%	(9)	12.79%
Risk-weighted assets	$5,042,699		$4,778,947	$4,383,271	$4,020,264	$3,950,823	$5,042,699		$3,950,823

(1)
Tangible equity ratios, tangible book value per share of common stock, return on average shareholders' equity, return on average assets and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders excluding acquisition-related expenses (net of tax) and bargain purchase gain (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.05%, 1.03%, 1.07%, 1.10% and 1.11% at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $2.1 million, $2.6 million, $2.6 million, $1.2 million and $1.5 million of nonperforming loans guaranteed by the SBA at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

(9)	Regulatory capital ratios at September 30, 2016 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operation

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in thousands, except share data)	2016	2015	Change	2016	2015	Change

Interest income:
Loans	$49,752	$41,012	21%	$139,748	$111,603	25%
Investment securities	5,476	2,754	99	12,531	8,426	49
Other	102	224	(54)	396	647	(39)
	55,330	43,990	26	152,675	120,676	27
Interest expense:
Deposits	5,362	3,069	75	13,380	8,656	55
Federal Home Loan Bank advances	1,605	958	68	4,486	2,476	81
Federal funds purchased and securities sold under agreements to repurchase	2	—	NM	2	8	(75)
Long-term debt	1,440	278	418	2,574	815	216
Other	119	51	133	258	123	110
	8,528	4,356	96	20,700	12,078	71
Net interest income	46,802	39,634	18	131,975	108,598	22
Provision for credit losses	1,250	700	79	3,750	4,200	(11)
Net interest income after provision for credit losses	45,552	38,934	17	128,225	104,398	23
Noninterest income:
Net gain on mortgage loan origination and sale activities	92,600	57,885	60	239,493	189,746	26
Mortgage servicing income	14,544	4,768	205	35,855	10,896	229
Income from WMS Series LLC	1,174	380	209	2,474	1,428	73
Depositor and other retail banking fees	1,744	1,701	3	4,991	4,239	18
Insurance agency commissions	441	477	(8)	1,205	1,183	2
Gain on sale of investment securities available for sale	48	1,002	(95)	145	1,002	(86)
Bargain purchase gain	—	796	NM	—	7,345	NM
Other	1,194	459	160	1,766	(11)	NM
	111,745	67,468	66	285,929	215,828	32
Noninterest expense:
Salaries and related costs	79,164	60,991	30	221,615	180,238	23
General and administrative	14,949	14,342	4	47,210	41,122	15
Amortization of core deposit intangibles	579	527	10	1,636	1,410	16
Legal	639	868	(26)	1,687	1,912	(12)
Consulting	1,390	166	737	4,239	6,544	(35)
Federal Deposit Insurance Corporation assessments	919	504	82	2,419	1,890	28
Occupancy	7,740	6,077	27	22,408	18,024	24
Information services	7,876	8,159	(3)	23,857	21,993	8
Net cost from operation and sale of other real estate owned	1,143	392	192	1,712	710	141
	114,399	92,026	24	326,783	273,843	19
Income before income taxes	42,898	14,376	198	87,371	46,383	88
Income tax expense	15,197	4,415	244	31,514	13,742	129
NET INCOME	$27,701	$9,961	178	$55,857	$32,641	71

Basic income per share	$1.12	$0.45	149	$2.29	$1.60	43
Diluted income per share	$1.11	$0.45	147	$2.27	$1.58	44
Basic weighted average number of shares outstanding	24,811,169	22,035,317	13	24,398,683	20,407,386	20
Diluted weighted average number of shares outstanding	25,009,459	22,291,810	12	24,599,585	20,646,540	19
NM=not meaningful

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter Ended
(in thousands, except share data)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Interest income:
Loans	$49,752	$47,262	$42,734	$41,018	$41,012
Investment securities	5,476	4,002	3,053	3,164	2,754
Other	102	27	267	256	224
	55,330	51,291	46,054	44,438	43,990
Interest expense:
Deposits	5,362	4,449	3,569	3,145	3,069
Federal Home Loan Bank advances	1,605	1,462	1,419	1,192	958
Federal funds purchased and securities sold under agreements to repurchase	2	—	—	—	—
Long-term debt	1,440	823	311	289	278
Other	119	75	64	72	51
	8,528	6,809	5,363	4,698	4,356
Net interest income	46,802	44,482	40,691	39,740	39,634
Provision for credit losses	1,250	1,100	1,400	1,900	700
Net interest income after provision for credit losses	45,552	43,382	39,291	37,840	38,934
Noninterest income:
Net gain on mortgage loan origination and sale activities	92,600	85,630	61,263	46,642	57,885
Mortgage servicing income	14,544	13,182	8,129	13,535	4,768
Income from WMS Series LLC	1,174	1,164	136	196	380
Depositor and other retail banking fees	1,744	1,652	1,595	1,642	1,701
Insurance agency commissions	441	370	394	499	477
Gain on sale of investment securities available for sale	48	62	35	1,404	1,002
Bargain purchase gain	—	—	—	381	796
Other	1,194	416	156	1,110	459
	111,745	102,476	71,708	65,409	67,468
Noninterest expense:
Salaries and related costs	79,164	75,167	67,284	60,349	60,991
General and administrative	14,949	16,739	15,522	15,699	14,342
Amortization of core deposit intangibles	579	525	532	514	527
Legal	639	605	443	895	868
Consulting	1,390	1,177	1,672	671	166
Federal Deposit Insurance Corporation assessments	919	784	716	683	504
Occupancy	7,740	7,513	7,155	6,903	6,077
Information services	7,876	8,447	7,534	7,061	8,159
Net (income) cost from operation and sale of other real estate owned	1,143	74	495	(50)	392
	114,399	111,031	101,353	92,725	92,026
Income before income tax expense	42,898	34,827	9,646	10,524	14,376
Income tax expense	15,197	13,078	3,239	1,846	4,415
NET INCOME	$27,701	$21,749	$6,407	$8,678	$9,961

Basic income per share	$1.12	$0.88	$0.27	$0.39	$0.45
Diluted income per share	$1.11	$0.87	$0.27	$0.39	$0.45
Basic weighted average number of shares outstanding	24,811,169	24,708,375	23,676,506	22,050,022	22,035,317
Diluted weighted average number of shares outstanding	25,009,459	24,911,919	23,877,376	22,297,183	22,291,810

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2016	Dec. 31, 2015	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $8,580 and $2,079)	$55,998	$32,684	71%
Investment securities (includes $949,075 and $541,151 carried at fair value)	991,325	572,164	73
Loans held for sale (includes $833,630 and $632,273 carried at fair value)	893,513	650,163	37
Loans held for investment (net of allowance for loan losses of $33,975 and $29,278; includes $20,585, and $21,544 carried at fair value)	3,764,178	3,192,720	18
Mortgage servicing rights (includes $149,910 and $156,604 carried at fair value)	167,501	171,255	(2)
Other real estate owned	6,440	7,531	(14)
Federal Home Loan Bank stock, at cost	39,783	44,342	(10)
Premises and equipment, net	72,951	63,738	14
Goodwill	19,900	11,521	73
Other assets	215,012	148,377	45
Total assets	$6,226,601	$4,894,495	27
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,504,560	$3,231,953	39
Federal Home Loan Bank advances	858,923	1,018,159	(16)
Accounts payable and other liabilities	151,968	117,251	30
Long-term debt	125,122	61,857	102
Total liabilities	5,640,573	4,429,220	27
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 24,833,008 shares and 22,076,534 shares	511	511	—
Additional paid-in capital	276,844	222,328	25
Retained earnings	300,742	244,885	23
Accumulated other comprehensive income (loss)	7,931	(2,449)	(424)
Total shareholders’ equity	586,028	465,275	26
Total liabilities and shareholders’ equity	$6,226,601	$4,894,495	27

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Assets:
Cash and cash equivalents	$55,998	$45,229	$46,356	$32,684	$37,303
Investment securities	991,325	928,364	687,081	572,164	602,018
Loans held for sale	893,513	772,780	696,692	650,163	882,319
Loans held for investment, net	3,764,178	3,698,959	3,523,551	3,192,720	3,012,943
Mortgage servicing rights	167,501	147,266	148,851	171,255	146,080
Other real estate owned	6,440	10,698	7,273	7,531	8,273
Federal Home Loan Bank stock, at cost	39,783	40,414	40,548	44,342	44,652
Premises and equipment, net	72,951	67,884	67,323	63,738	60,544
Goodwill	19,900	19,846	20,366	11,521	11,945
Other assets	215,012	209,738	179,211	148,377	169,576
Total assets	$6,226,601	$5,941,178	$5,417,252	$4,894,495	$4,975,653
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,504,560	$4,239,155	$3,823,027	$3,231,953	$3,307,693
Federal Home Loan Bank advances	858,923	878,987	883,574	1,018,159	1,025,745
Accounts payable and other liabilities	151,968	138,307	119,662	117,251	119,900
Long-term debt	125,122	125,126	61,857	61,857	61,857
Total liabilities	5,640,573	5,381,575	4,888,120	4,429,220	4,515,195
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	276,844	276,303	273,168	222,328	222,047
Retained earnings	300,742	273,041	251,292	244,885	236,207
Accumulated other comprehensive income (loss)	7,931	9,748	4,161	(2,449)	1,693
Total shareholders’ equity	586,028	559,603	529,132	465,275	460,458
Total liabilities and shareholders’ equity	$6,226,601	$5,941,178	$5,417,252	$4,894,495	$4,975,653

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended September 30,
	2016			2015
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$39,069	$104	1.06%	$27,725	$13	0.18%
Investment securities	981,223	6,363	2.59%	539,330	3,453	2.54%
Loans held for sale	902,574	8,201	3.63%	851,878	8,394	3.91%
Loans held for investment	3,770,133	41,580	4.38%	2,975,624	32,727	4.36%
Total interest-earning assets	5,692,999	56,248	3.93%	4,394,557	44,587	4.03%
Noninterest-earning assets (2)	490,242			423,048
Total assets	$6,183,241			$4,817,605
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$458,660	484	0.42%	$404,874	495	0.49%
Savings accounts	300,831	261	0.35%	299,135	258	0.34%
Money market accounts	1,443,111	2,064	0.57%	1,126,119	1,268	0.45%
Certificate accounts	1,140,737	2,669	0.93%	743,384	1,101	0.59%
Total interest-bearing deposits	3,343,339	5,478	0.65%	2,573,512	3,122	0.48%
FHLB advances	988,358	1,605	0.65%	887,711	958	0.43%
Federal funds purchased and securities sold under agreements to repurchase	2,242	5	0.85%	—	—	—%
Long-term debt	125,274	1,440	4.57%	61,857	278	1.78%
Total interest-bearing liabilities	4,459,213	8,528	0.76%	3,523,080	4,358	0.49%
Noninterest-bearing liabilities	1,135,693			834,036
Total liabilities	5,594,906			4,357,116
Shareholders’ equity	588,335			460,489
Total liabilities and shareholders’ equity	$6,183,241			$4,817,605
Net interest income (3)		$47,720			$40,229
Net interest spread			3.17%			3.54%
Impact of noninterest-bearing sources			0.17%			0.13%
Net interest margin			3.34%			3.67%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $918 thousand and $595 thousand for the quarters ended September 30, 2016 and September 30, 2015, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Nine Months Ended September 30,
	2016			2015
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$38,893	$175	0.60%	$37,719	$55	0.19%
Investment securities	791,749	14,805	2.48%	503,280	10,355	2.74%
Loans held for sale	724,592	20,252	3.75%	769,153	22,010	3.81%
Loans held for investment	3,616,222	119,586	4.39%	2,738,085	89,786	4.37%
Total interest-earning assets	5,171,456	154,818	3.99%	4,048,237	122,206	4.02%
Noninterest-earning assets (2)	448,172			389,691
Total assets	$5,619,628			$4,437,928
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$444,782	1,465	0.44%	$283,523	1,004	0.46%
Savings accounts	299,763	777	0.35%	281,212	800	0.39%
Money market accounts	1,308,760	5,021	0.51%	1,113,001	3,643	0.44%
Certificate accounts	997,974	6,374	0.84%	792,285	3,313	0.56%
Total interest-bearing deposits	3,051,279	13,637	0.59%	2,470,021	8,760	0.47%
FHLB advances	944,020	4,486	0.63%	730,519	2,477	0.46%
Federal funds purchased and securities sold under agreements to repurchase	753	5	0.28%	15,204	28	0.16%
Long-term debt	92,964	2,573	3.40%	61,857	814	1.76%
Total interest-bearing liabilities	4,089,016	20,701	0.67%	3,277,601	12,079	0.49%
Noninterest-bearing liabilities	981,370			731,256
Total liabilities	5,070,386			4,008,857
Shareholders’ equity	549,242			429,071
Total liabilities and shareholders’ equity	$5,619,628			$4,437,928
Net interest income (3)		$134,117			$110,127
Net interest spread			3.32%			3.53%
Impact of noninterest-bearing sources			0.14%			0.10%
Net interest margin			3.46%			3.63%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $2.1 million and $1.5 million for the nine months ended September 30, 2016 and September 30, 2015, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Net interest income	$39,339	$38,393	$35,646	$32,759	$31,509
Provision for credit losses	1,250	1,100	1,400	1,900	700
Noninterest income	9,771	8,181	4,643	8,778	6,884
Noninterest expense	32,171	34,103	36,630	29,542	28,110
Income before income taxes	15,689	11,371	2,259	10,095	9,583
Income tax expense	5,557	4,292	717	1,718	2,783
Net income	$10,132	$7,079	$1,542	$8,377	$6,800

Net income, excluding acquisition-related expenses (net of tax) and bargain purchase gain (1)	$10,465	$7,745	$4,920	$8,486	$6,288
Efficiency ratio (2)	65.51%	73.22%	90.92%	71.12%	73.22%
Core efficiency ratio (1)(3)	64.47%	71.02%	78.02%	69.95%	73.60%
Full-time equivalent employees (ending)	948	926	903	828	807

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$2,695	$3,655	$1,529	$2,384	$1,488
Other (5)	1,028	935	279	762	422
	$3,723	$4,590	$1,808	$3,146	$1,910

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$45,497	$146,535	$39,094	$53,279	$47,342
Other (5)	2,913	5,528	—	—	—
Loans sold
Multifamily DUS ® (4)	53,684	109,394	47,970	63,779	42,333
Other (5)	$55,055	$31,813	$—	$—	$—

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding acquisition-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 30 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Includes multifamily loans originated from sources other than DUS®.

Commercial Mortgage Servicing Income

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Servicing income, net:
Servicing fees and other	$3,425	$1,871	$1,441	$1,258	$1,181
Amortization of multifamily MSRs	(661)	(648)	(637)	(551)	(511)
Commercial mortgage servicing income	$2,764	$1,223	$804	$707	$670

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Commercial
Multifamily	$1,055,181	$1,023,505	$946,191	$924,367	$866,880
Other	67,348	62,466	62,566	79,513	86,567
Total commercial loans serviced for others	$1,122,529	$1,085,971	$1,008,757	$1,003,880	$953,447

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Beginning balance	$16,366	$15,402	$14,651	$13,379	$12,649
Originations	1,887	1,612	1,388	1,823	1,241
Amortization	(666)	(648)	(637)	(551)	(511)
Ending balance	$17,587	$16,366	$15,402	$14,651	$13,379
Ratio of MSR carrying value to related loans serviced for others	1.65%	1.58%	1.61%	1.54%	1.48%
MSR servicing fee multiple (1)	3.70	3.62	3.54	3.42	3.34
Weighted-average note rate (loans serviced for others)	4.60%	4.68%	4.78%	4.77%	4.82%
Weighted-average servicing fee (loans serviced for others)	0.45%	0.44%	0.45%	0.45%	0.44%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Available for sale:
Mortgage-backed securities:
Residential	$152,236	$139,074	$82,395	$68,101	$91,005
Commercial	27,208	24,707	24,630	17,851	24,064
Municipal bonds	355,344	335,801	228,924	171,869	187,083
Collateralized mortgage obligations:
Residential	182,833	163,406	112,176	84,497	100,228
Commercial	120,259	116,099	83,822	79,133	43,807
Corporate debt securities	85,191	85,249	80,852	78,736	82,882
U.S. Treasury	26,004	26,020	41,026	40,964	41,013
Total available for sale	$949,075	$890,356	$653,825	$541,151	$570,082
Held to maturity	42,250	38,008	33,256	31,013	31,936
	$991,325	$928,364	$687,081	$572,164	$602,018
Weighted average duration in years
Available for sale	4.0	4.1	3.9	4.2	3.9

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loans Held for Investment

(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Consumer loans
Single family (1)	$1,186,476	$1,218,216	$1,231,707	$1,203,180	$1,171,967
Home equity and other	338,155	309,204	275,405	256,373	237,491
	1,524,631	1,527,420	1,507,112	1,459,553	1,409,458
Commercial loans
Commercial real estate	810,346	762,170	661,932	600,703	563,241
Multifamily	562,272	562,728	543,887	426,557	382,392
Construction/land development	661,813	639,441	629,820	583,160	529,871
Commercial business	237,117	239,077	213,084	154,262	158,135
	2,271,548	2,203,416	2,048,723	1,764,682	1,633,639
	3,796,179	3,730,836	3,555,835	3,224,235	3,043,097
Net deferred loan fees and costs	1,974	779	(979)	(2,237)	(3,232)
	3,798,153	3,731,615	3,554,856	3,221,998	3,039,865
Allowance for loan losses	(33,975)	(32,656)	(31,305)	(29,278)	(26,922)
	$3,764,178	$3,698,959	$3,523,551	$3,192,720	$3,012,943

(1)
Includes $20.6 million, $22.4 million, $18.3 million, $21.5 million and $23.8 million of single family loans that are carried at fair value at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Beginning balance	$34,001	$32,423	$30,659	$27,887	$26,448
Provision for credit losses	1,250	1,100	1,400	1,900	700
Recoveries, net of (charge-offs)	(18)	478	364	872	739
Ending balance	$35,233	$34,001	$32,423	$30,659	$27,887
Components:
Allowance for loan losses	$33,975	$32,656	$31,305	$29,278	$26,922
Allowance for unfunded commitments	1,258	1,345	1,118	1,381	965
Allowance for credit losses	$35,233	$34,001	$32,423	$30,659	$27,887

Allowance as a % of loans held for investment(1) (2)	0.89%	0.88%	0.88%	0.91%	0.89%
Allowance as a % of nonaccrual loans	131.07%	207.41%	195.51%	170.54%	138.27%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 1.05%, 1.03%, 1.07%, 1.10% and 1.11% at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015

Beginning balance	$26,443	$23,285	$24,699	$27,743	$32,736
Additions	13,751	5,314	2,401	4,484	2,118
Reductions:
Recoveries, net of (charge-offs)	(18)	478	364	872	739
OREO sales	(3,992)	—	(159)	(916)	(2,756)
OREO writedowns and other adjustments	(1,160)	—	(393)	(127)	(399)
Principal paydown, payoff advances and other adjustments	(835)	(2,588)	(918)	(5,925)	(2,587)
Transferred back to accrual status	(1,828)	(46)	(2,709)	(1,432)	(2,108)
Total reductions	(7,833)	(2,156)	(3,815)	(7,528)	(7,111)
Net additions (reductions)	5,918	3,158	(1,414)	(3,044)	(4,993)
Ending balance(1)	$32,361	$26,443	$23,285	$24,699	$27,743

(1)
Includes $2.1 million, $2.6 million, $2.6 million, $1.2 million and $1.5 million of nonperforming loans guaranteed by the SBA at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets

(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Nonaccrual loans	$25,921	$15,745	$16,012	$17,168	$19,470
Other real estate owned	6,440	10,698	7,273	7,531	8,273
Total nonperforming assets(1)	$32,361	$26,443	$23,285	$24,699	$27,743
Nonaccrual loans as a % of total loans	0.68%	0.42%	0.45%	0.53%	0.64%
Nonperforming assets as a % of total assets	0.52%	0.45%	0.43%	0.50%	0.56%

(1)
Includes $2.1 million, $2.6 million, $2.6 million, $1.2 million and $1.5 million of nonperforming loans guaranteed by the SBA at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015, respectively.

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

September 30, 2016
Total loans held for investment	$9,493	$4,225	$58,029	$71,747	$3,724,432	$3,796,179
Less: FHA/VA loans(1)	6,382	2,762	32,108	41,252	59,585	100,837
Less: guaranteed portion of SBA loans(2)	—	—	2,100	2,100	5,687	7,787
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$3,111	$1,463	$23,821	$28,395	$3,659,160	$3,687,555
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.08%	0.04%	0.65%	0.77%	99.23%	100.00%

December 31, 2015
Total loans held for investment	$8,503	$3,935	$53,781	$66,219	$3,158,016	$3,224,235
Less: FHA/VA loans(1)	5,762	2,293	36,595	44,650	55,210	99,860
Less: guaranteed portion of SBA loans(2)	—	—	1,177	$1,177	$8,384	$9,561
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,741	$1,642	$16,009	$20,392	$3,094,422	$3,114,814
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.09%	0.05%	0.51%	0.65%	99.35%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Accrual (1)	$81,270	$83,818	$84,595	$84,411	$89,369
Nonaccrual	5,680	4,112	3,686	3,931	3,594
Total TDRs	$86,950	$87,930	$88,281	$88,342	$92,963

(1)
Includes single family consumer loan balances insured by the FHA or guaranteed by the VA of $37.1 million, $37.1 million, $32.9 million, $29.6 million and $29.1 million at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Recorded investment of re-defaults(1)	$1,173	$2,460	$271	$—	$620

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec 31, 2015	Sept. 30, 2015

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$499,106	$504,988	$452,267	$370,523	$372,070
Interest-bearing transaction and savings deposits:
NOW accounts	501,370	518,132	495,467	408,477	452,482
Statement savings accounts due on demand	303,872	300,070	300,952	292,092	296,983
Money market accounts due on demand	1,513,547	1,366,581	1,244,064	1,155,464	1,140,660
Total interest-bearing transaction and savings deposits	2,318,789	2,184,783	2,040,483	1,856,033	1,890,125
Total transaction and savings deposits	2,817,895	2,689,771	2,492,750	2,226,556	2,262,195
Certificates of deposit	1,097,263	1,139,249	901,559	732,892	719,208
Noninterest-bearing accounts - other	589,402	410,135	428,718	272,505	326,290
Total deposits	$4,504,560	$4,239,155	$3,823,027	$3,231,953	$3,307,693

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	11.1%	11.9%	11.8%	11.5%	11.2%
Interest-bearing transaction and savings deposits:
NOW accounts	11.1	12.2	13.0	12.6	13.7
Statement savings accounts due on demand	6.7	7.1	7.9	9.0	9.0
Money market accounts due on demand	33.6	32.2	32.5	35.8	34.5
Total interest-bearing transaction and savings deposits	51.4	51.5	53.4	57.4	57.2
Total transaction and savings deposits	62.5	63.4	65.2	68.9	68.4
Certificates of deposit	24.4	26.9	23.6	22.7	21.7
Noninterest-bearing accounts - other	13.1	9.7	11.2	8.4	9.9
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Net interest income	$7,463	$6,089	$5,045	$6,981	$8,125
Noninterest income	101,974	94,295	67,065	56,631	60,584
Noninterest expense	82,228	76,928	64,723	63,183	63,916
Income before income taxes	27,209	23,456	7,387	429	4,793
Income tax expense	9,640	8,786	2,522	128	1,632
Net income	$17,569	$14,670	$4,865	$301	$3,161

Efficiency ratio (1)	75.14%	76.63%	89.76%	99.33%	93.02%
Full-time equivalent employees (ending)	1,483	1,409	1,361	1,311	1,293

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$2,647,943	$2,261,599	$1,573,148	$1,648,735	$1,934,151
Single family mortgage interest rate lock commitments(2)	$2,689,640	$2,361,691	$1,803,703	$1,340,148	$1,806,767
Single family mortgage loans sold(2)	$2,489,415	$2,173,392	$1,471,583	$1,830,768	$1,965,223

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

Mortgage Banking Gain on Sale to the Secondary Market

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$79,946	$73,685	$54,127	$37,727	$49,613
Loan origination fees	8,931	7,355	5,328	5,769	6,362
Total mortgage banking gain on mortgage loan origination and sale activities(1)	$88,877	$81,040	$59,455	$43,496	$55,975

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	297	312	300	281	275
Loan origination fees / retail mortgage originations(4)	37	35	36	38	36
Composite Margin	334	347	336	319	311

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Servicing income, net:
Servicing fees and other	$12,628	$11,531	$11,089	$10,683	$9,955
Changes in fair value of single family MSRs due to modeled amortization (1)	(8,925)	(7,758)	(7,257)	(7,313)	(8,478)
	3,703	3,773	3,832	3,370	1,477
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	4,915	(14,055)	(28,214)	14,779	(19,396)
Net gain (loss) from derivatives economically hedging MSR	3,162	22,241	31,707	(5,321)	22,017
	8,077	8,186	3,493	9,458	2,621
Mortgage Banking servicing income	$11,780	$11,959	$7,325	$12,828	$4,098

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Single family
U.S. government and agency	$17,593,901	$16,433,411	$15,302,363	$14,628,596	$13,590,706
Other	605,139	640,109	678,569	719,215	680,481
Total single family loans serviced for others	$18,199,040	$17,073,520	$15,980,932	$15,347,811	$14,271,187

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015

Beginning balance	$130,900	$133,449	$156,604	$132,701	$140,588
Additions and amortization:
Originations	23,020	19,264	12,316	16,437	19,984
Purchases	—	—	—	—	3
Changes due to modeled amortization (1)	(8,925)	(7,758)	(7,257)	(7,313)	(8,478)
Net additions and amortization	14,095	11,506	5,059	9,124	11,509
Changes in fair value due to changes in model inputs and/or assumptions (2)	4,915	(14,055)	(28,214)	14,779	(19,396)
Ending balance	$149,910	$130,900	$133,449	$156,604	$132,701
Ratio of MSR carrying value to related loans serviced for others	0.82%	0.77%	0.84%	1.03%	0.93%
MSR servicing fee multiple (3)	2.87	2.67	2.91	3.59	3.21
Weighted-average note rate (loans serviced for others)	4.00%	4.05%	4.07%	4.08%	4.09%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%	0.29%	0.29%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015

Shareholders' equity	$586,028	$559,603	$529,132	$465,275	$460,458	$586,028	$460,458
Less: Goodwill and other intangibles	(28,573)	(28,861)	(29,126)	(20,266)	(20,250)	(28,573)	(20,250)
Tangible shareholders' equity	$557,455	$530,742	$500,006	$445,009	$440,208	$557,455	$440,208

Common shares outstanding	24,833,008	24,821,349	24,550,219	22,076,534	22,061,702	24,833,008	22,061,702

Book value per share	$23.60	$22.55	$21.55	$21.08	$20.87	$23.60	$20.87
Impact of goodwill and other intangibles	(1.15)	(1.17)	(1.18)	(0.92)	(0.92)	(1.15)	(0.92)
Tangible book value per share	$22.45	$21.38	$20.37	$20.16	$19.95	$22.45	$19.95

Average shareholders' equity	$588,335	$548,080	$510,883	$470,635	$460,489	$549,242	$429,071
Less: Average goodwill and other intangibles	(28,769)	(28,946)	(26,645)	(20,195)	(20,596)	(28,122)	(19,491)
Average tangible shareholders' equity	$559,566	$519,134	$484,238	$450,440	$439,893	$521,120	$409,580

Return on average shareholders’ equity	18.83%	15.87%	5.02%	7.38%	8.65%	13.56%	10.14%
Impact of goodwill and other intangibles	0.97%	0.89%	0.27%	0.33%	0.41%	0.73%	0.49%
Return on average tangible shareholders' equity	19.80%	16.76%	5.29%	7.71%	9.06%	14.29%	10.63%

Return on average shareholders' equity	18.83%	15.87%	5.02%	7.38%	8.65%	13.56%	10.14%
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.24%	0.49%	2.64%	0.09%	(0.44)%	1.06%	0.91%
Return on average shareholders' equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain	19.07%	16.36%	7.66%	7.47%	8.21%	14.62%	11.05%

Return on average assets	1.79%	1.54%	0.51%	0.71%	0.83%	1.33%	0.98%
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.02%	0.05%	0.27%	0.01%	(0.05)%	0.10%	0.09%
Return on average assets, excluding acquisition-related expenses (net of tax) and bargain purchase gain	1.81%	1.59%	0.78%	0.72%	0.78%	1.43%	1.07%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding acquisition-related items, net of tax, noninterest income and noninterest expense, excluding acquisition-related items, diluted earnings per share, excluding acquisition-related items, net of tax, and Commercial and Consumer Banking segment net income, excluding acquisition-related items, net of tax. We refer to these measurements as “Core” measurements. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015

Consolidated results:
Net income	$27,701	$21,749	$6,407	$8,678	$9,961	$55,857	$32,641
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	333	666	3,378	109	(512)	4,377	2,909
Net income, excluding acquisition-related expenses (net of tax) and bargain purchase gain	$28,034	$22,415	$9,785	$8,787	$9,449	$60,234	$35,550

Net interest income	$46,802	$44,482	$40,691	$39,740	$39,634	$131,975	$108,598

Noninterest income	111,745	102,476	71,708	65,409	67,468	285,929	215,828
Impact of bargain purchase gain	—	—	—	(381)	(796)	—	(7,345)
Noninterest income, excluding bargain purchase gain	$111,745	$102,476	$71,708	$65,028	$66,672	$285,929	$208,483

Noninterest expense	$114,399	$111,031	$101,353	$92,725	$92,026	$326,783	$273,843
Impact of acquisition-related expenses	(512)	(1,025)	(5,198)	(754)	(437)	(6,735)	(15,810)
Noninterest expense, excluding acquisition-related expenses	$113,887	$110,006	$96,155	$91,971	$91,589	$320,048	$258,033

Efficiency ratio	72.15%	75.55%	90.17%	88.18%	85.92%	78.20%	84.41%
Impact of acquisition-related expenses and bargain purchase gain	(0.32)%	(0.69)%	(4.62)%	(0.39)%	0.24%	(1.62)%	(3.03)%
Core efficiency ratio, excluding acquisition-related expenses and bargain purchase gain	71.83%	74.86%	85.55%	87.79%	86.16%	76.58%	81.38%

Diluted earnings per common share	$1.11	$0.87	$0.27	$0.39	$0.45	$2.27	$1.58
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.01	0.03	0.14	—	(0.03)	0.18	0.14
Diluted earnings per common share, excluding acquisition-related expenses (net of tax) and bargain purchase gain	$1.12	$0.90	$0.41	$0.39	$0.42	$2.45	$1.72

Return on average tangible shareholders' equity	19.80%	16.76%	5.29%	7.71%	9.06%	14.29%	10.63%
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.24%	0.51%	2.79%	0.09%	(0.47)%	1.12%	0.94%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain	20.04%	17.27%	8.08%	7.80%	8.59%	15.41%	11.57%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015

Commercial and Consumer Banking Segment results:
Net income	$10,132	$7,079	$1,542	$8,377	$6,800	$18,753	$9,640
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	333	666	3,378	109	(512)	4,377	2,909
Net income, excluding acquisition-related expenses (net of tax) and bargain purchase gain	$10,465	$7,745	$4,920	$8,486	$6,288	$23,130	$12,549

Net interest income	$39,339	$38,393	$35,646	$32,759	$31,509	$113,378	$87,261

Noninterest income	$9,771	$8,181	$4,643	$8,778	$6,884	$22,595	$20,589
Impact of bargain purchase gain	—	—	—	(381)	(796)	—	$(7,345)
Noninterest income, excluding bargain purchase gain	$9,771	$8,181	$4,643	$8,397	$6,088	$22,595	$13,244

Noninterest expense	$32,171	$34,103	$36,630	$29,542	$28,110	$102,904	$93,056
Impact of acquisition-related expenses	(512)	(1,025)	(5,198)	(754)	(437)	(6,735)	(15,810)
Noninterest expense, excluding acquisition-related expenses	$31,659	$33,078	$31,432	$28,788	$27,673	$96,169	$77,246

Efficiency ratio	65.51%	73.22%	90.92%	71.12%	73.22%	75.68%	86.28%
Impact of acquisition-related expenses and bargain purchase gain	(1.04)%	(2.20)%	(12.90)%	(1.17)%	0.38%	(4.95)%	(9.42)%
Core efficiency ratio, excluding acquisition-related expenses and bargain purchase gain	64.47%	71.02%	78.02%	69.95%	73.60%	70.73%	76.86%